                                                              OMB APPROVAL
                                                     ---------------------------
                                                     OMB NUMBER        3235-0145
                                                     EXPIRES:   OCTOBER 31, 1994
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE... 14.90


                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                               ECKERD CORPORATION
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title Of Class of Securities)


                                   278763107
                                 (CUSIP Number)

    Check the following box if a fee is being paid with this statement [ ].   (A
    fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  278763107                  13G                PAGE 2 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch & Co., Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,449,393

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,449,393
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,449,393
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             HC, CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G                PAGE 3 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Group, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,449,393

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,449,393
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,449,393
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             HC, CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G                PAGE 4 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Capital Partners, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing

                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G                PAGE 5 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch LBO Partners No. I, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G                PAGE 6 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch LBO Partners No. B-II, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G                PAGE 7 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Capital Appreciation Partnership No.
                             II, L.P.
- --------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G                PAGE 8 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Offshore LBO Partnership No. II
- --------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Cayman Islands
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G                PAGE 9 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML IBK Positions, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 10 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             KECALP Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 11 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch KECALP 1989
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 12 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch KECALP L.P. 1986
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 13 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Capital Corporation
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 14 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 15 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Offshore LBO Partnership No. B-IX
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Cayman Islands
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 16 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Employees LBO Managers, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 17 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Employees LBO Partnership No. I, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 18 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MLCP Associates L.P. No. II
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 19 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch MBP Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 20 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merchant Banking L.P. No. IV
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 21 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Venture Partners II, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 22 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Oklahoma Venture Partners L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 23 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Venture Capital, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 24 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MLVP II Co., L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 25 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MLOK Co., L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  278763107                  13G               PAGE 26 OF 42 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Leasing Equipment Corp.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    12,448,809

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    12,448,809
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             12,448,809
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             38.78%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                                 SCHEDULE 13G

Item 1 (a)    Name of Issuer:
              ---------------

              Eckerd Corporation

Item 1 (b)    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              8333 Bryan Dairy Road, Largo, Florida 34647

Item 2 (a)     Names of Persons Filing:
               -----------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. I, L.P.
               Merrill Lynch LBO Partners No. B-II, L.P.
               Merrill Lynch Capital Appreciation Partnership No. II, L.P. ML Offshore LBO Partnership No. II
               ML IBK Positions, Inc.
               KECALP Inc.
               Merrill Lynch KECALP 1989
               Merrill Lynch KECALP 1986
               Merrill Lynch Capital Corporation
               Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P. ML Offshore LBO Partnership No. B-IX
               ML Employees LBO Managers, Inc.
               ML Employees LBO Partnership No. I, L.P.
               MLCP Associates L.P. No. II
               Merrill Lynch MBP Inc.
               Merchant Banking L.P. No. IV
               ML Venture Partners II, L.P.
               ML Oklahoma Venture Partners L.P.
               Merrill Lynch Venture Capital Inc.
               MLVP II Co., L.P.
               MLOK Co., L.P.
               ML Leasing Equipment Corp.


Item 2 (b)     Address of Principal Business Office, or, if none, Residence:
               ------------------------------------------------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               250 Vesey Street
               World Financial Center, North Tower
               New York, New York 10281

               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. I, L.P.
               Merrill Lynch Capital Appreciation Partnership No. II, L.P. ML Offshore LBO Partnership No. II
               ML IBK Positions, Inc.

                              PAGE 27 OF 42 PAGES

               KECALP Inc.
               Merrill Lynch KECALP 1989
               Merrill Lynch KECALP 1986
               Merrill Lynch Capital Corporation
               Merrill Lynch LBO Partners No. B-II, L.P.
               Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P. ML Offshore LBO Partnership No. B-IX
               ML Employees LBO Managers, Inc.
               ML Employees LBO Partnership No. I, L.P.
               MLCP Associates L.P. No. II
               Merrill Lynch MBP Inc.
               Merchant Banking L.P. No. IV
               ML Venture Partners II, L.P.
               ML Oklahoma Venture Partners L.P.
               Merrill Lynch Venture Capital Inc.
               MLVP II Co., L.P.
               MLOK Co., L.P.
               ML Leasing Equipment Corp.
               225 Liberty St.
               New York, NY 10080

Item 2 (c)     Citizenship:
               -----------

               Delaware, except ML Offshore LBO Partnership No. II and ML Offshore LBO Partnership No. B-IX, which are Cayman Islands partnerships.

Item 2 (d)     Title of Class of Securities:
               ----------------------------

               Common Stock, par value $.01 per share

Item 2 (e)     CUSIP Number
               ------------

               278763107


Item 3      If this statement is filed pursuant to Rules 13d-1 (b), or 13d-2(b),
            --------------------------------------------------------------------
            check whether the person filing is a
            -------------------------------------

     (a)   [  ]  Broker or Dealer registered under Section 16 of the Act
     (b)   [  ]  Bank as defined in section 3(a)(6) of the Act
     (c)   [  ]  Insurance Company as defined in section 3(a)(19) of the  Act
     (d)   [  ]  Investment Company registered under section 8 of the
                  Investment Company Act
     (e)   [  ]  Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940
     (f)   [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund; see
                  Sec. 240 . 13d-1(b)(l)(ii)(F)

                              PAGE 28 OF 42 PAGES

     (g)   [  ]  Parent Holding Company, in accordance with Sec.  240.13d-
                  1(b)(ii)(G)  (Note: See Item 7)
     (h)   [  ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4    Ownership
          -----------------------------------------------------------------

          (a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. I, L.P., Merrill Lynch LBO Partners No. B-II, L.P., KECALP Inc., ML Employees LBO Managers, Inc., Merrill Lynch MBP Inc., Merrill Lynch Venture Capital Inc., MLVP II Co., L.P., MLOK Co., L.P. and ML Leasing Equipment Corp.(the "Reporting Persons") disclaim beneficial ownership of the securities of Eckerd Corporation referred to herein, and the filing of this
Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Eckerd Corporation covered by this statement.

     (b)   Percent of Class:

               See Item 11 of Cover Pages

     (c)   Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:
                   See Item 5 of Cover Pages

          (ii)     shared power to vote or to direct the vote:
                    See Item 6 of Cover Pages

          (iii)    sole power to dispose or to direct the disposition of:
                    See Item 7 of Cover Pages

          (iv)     shared power to dispose or to direct disposition of:
                    See Item 8 of Cover Pages

Item 5  Ownership Five Percent or Less of a Class.
        -----------------------------------------

        Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

     Certain wholly owned subsidiaries of Merrill Lynch & Co., Inc., and Merrill Lynch Group, Inc., either directly or as general partner of various limited partnerships have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. See Exhibit A.

                              PAGE 29 OF 42 PAGES

Item 7  Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on by the Parent Holding Company.
        --------------------------------------------------------

        See Exhibit A

Item 8  Identification and Classification of Members of the Group.
        ---------------------------------------------------------

        See Exhibit B

Item 9  Notice of Dissolution of Group.
        -------------------------------

        Not Applicable

Item 10  Certification.
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                              PAGE 30 OF 42 PAGES

Signature.
- ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              MERRILL LYNCH & CO., INC.
                              MERRILL LYNCH GROUP, INC.
                              ML IBK POSITIONS, INC.
                              KECALP INC.
                              MERRILL LYNCH MBP INC.


Date:  February 13, 1995      By:   /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L. Tu
                              Attorney-in-Fact*

                              MERRILL LYNCH CAPITAL PARTNERS,
                               INC.


Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L. Tu
                              Vice President & Secretary

                              MERRILL LYNCH LBO PARTNERS
                               NO. I, L.P.
                              By:  Merrill Lynch Capital Partners, Inc.,
                              its general partner


Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L. Tu
                              Vice President & Secretary


                              MERRILL LYNCH LBO PARTNERS
                               NO. B-II, L.P.
                              By:  Merrill Lynch Capital Partners, Inc.,
                                   its general partner


Date:  February 13, 1995      By:   /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L. Tu
                              Vice President & Secretary


- -----------------------------------
*See Exhibit C for Power of Attorney

                              PAGE 31 OF 42 PAGES

                              MERRILL LYNCH CAPITAL
                               APPRECIATION PARTNERSHIP
                               NO. II, L.P.
                              By:  Merrill Lynch LBO Partners
                                   No. I, L.P., its general partner
                              By:  Merrill Lynch Capital Partners, Inc.,
                                   its general partner


Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Vice President & Secretary



                              ML OFFSHORE LBO PARTNERSHIP NO. II
                              By:  Merrill Lynch LBO Partners
                              No. I, L.P., its investment  general partner
                              By:  Merrill Lynch Capital Partners, Inc.,
                              its general partner


Date:  February 13, 1995      By:  /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Vice President & Secretary


                              MERRILL LYNCH KECALP 1989
                              By:  KECALP Inc., its general partner


Date:  February 13, 1995      By:   /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Attorney-in-Fact*


                              MERRILL LYNCH KECALP 1986
                              By:  KECALP INC. its general partner


Date:  February 13, 1995      By:  /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Attorney-in-Fact*


- ------------------------------
*See Exhibit C for Power of Attorney.
*See Exhibit C for Power of Attorney

                              PAGE 32 OF 42 PAGES

                              MERRILL LYNCH
                              CAPITAL CORPORATION


Date:  February 13, 1995      By: /s/ James Rossi
                                --------------------------------
                              James Rossi
                              Secretary



                              MERRILL LYNCH CAPITAL
                               APPRECIATION PARTNERSHIP
                               NO. B-IX, L.P.
                              By:  Merrill Lynch LBO Partners
                                     No. B-II, its general partner
                              By:  Merrill Lynch Capital Partners, Inc.,
                                     its general partner


Date:  February 13, 1995      By:   /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Vice President & Secretary



                              ML Offshore LBO Partnership No. B-IX,
                                L.P.
                              By:  Merrill Lynch LBO Partners No. B-II, L.P.,
                                its investment general partner
                              By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner


Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Vice President & Secretary


                              ML EMPLOYEES LBO MANAGERS, INC.


Date:  February 13, 1995      By:  /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Secretary

                              PAGE 33 OF 42 PAGES

                              ML EMPLOYEES LBO PARTNERSHIP
                               No. I L.P.
                              By:  ML Employees LBO Managers, Inc.
                              its general partner


Date:  February 13, 1995      By:  /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Secretary


                              MLCP Associates L.P. No. II
                              By:  Merrill Lynch Capital Partners, Inc.,
                              its general partner


Date:  February 13, 1995      By:  /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Vice President &Secretary


                              MERCHANT BANKING L.P. No. IV
                              By:  Merrill Lynch MBP Inc.
                              its general partner


Date:  February 13, 1995      By:  /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Attorney-in-Fact*



                              ML VENTURE PARTNERS II, L.P.
                              By:  MLVP II Co. L.P. Venture
                               its general partner
                              By:  Merrill Lynch Venture Capital, Inc.,
                               its general partner


Date:  February 13, 1995      By:  /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Secretary

- --------------------------------
*See Exhibit C for Power of Attorney.

                              PAGE 34 OF 42 PAGES

                              ML OKLAHOMA VENTURE
                              PARTNERSHIP L.P.
                              By:  MLOK Co., L.P.
                                its general partner
                              By:  Merrill Lynch Venture Capital , Inc.,
                                its general partner


Date:  February 13, 1995      By:   /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Secretary


                              MLVP II Co., L.P.
                              By:  Merrill Lynch Venture Capital , Inc.,
                                 its general partner

Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Secretary


                              MLOK Co., L.P.
                              By:  Merrill Lynch Venture Capital , Inc.,
                              its general partner

Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                ---------------------------------
                              Marcia L.Tu
                              Secretary


                              ML LEASING  EQUIPMENT CORP.


Date:  February 13, 1995      By:  /s/ James Rossi
                                --------------------------------
                              James Rossi
                              Secretary

                              PAGE 35 OF 42 PAGES

                           EXHIBIT A TO SCHEDULE 13G
                           -------------------------

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                   -----------------------------------------

          Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), Merrill Lynch Venture Capital Inc. ("MLVC"), KECALP Inc. ("KECALP"), Merrill Lynch MBP Inc. ("MLMBP"), Merrill Lynch Capital Corporation ("MLCC") ML Employees LBO Managers, Inc. ("LBO"), ML Leasing Equipment Corp. ("Leasing") and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, MLVC, KECALP, MLMBP, MLCC, LBO, Leasing and MLIBK.

          ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of 38.78% of the securities of Eckerd Corporation (the "Securities") by virtue of its control of its wholly-owned subsidiaries MLCP, MLVC, KECALP, MLMBP, MLCC, LBO, Leasing and MLIBK.

          MLCP, a Delaware corporation, may be deemed to be the beneficial owner of Securities by virtue of (i) its status as general partner of a limited partnership, Merrill Lynch LBO Partners No. I, L.P., ("LBO I"), that acts as general partner of two limited partnerships that own the Securities, (ii) its status as general partner of a limited partnership, Merrill Lynch LBO Partners No. B-II, L.P. ("LBO B-II") that acts as general partner of two limited partnerships that own the securities, (iii) its control of its wholly-owned subsidiary LBO, which is the general partner of a limited partnership and (iv) its status as general partner of MLCP Associates L.P. No. II. One of the partnerships for which LBO I acts as general partner, Merrill Lynch Capital Appreciation Partnership No. II, L.P., is the record owner of 25.91% of the Securities. The other partnership owns less than 5% of the Securities.

          Leasing, KECALP and MLMBP are all wholly-owned subsidiaries of ML Group and each act as general partners of limited partnerships or have subsidiaries that act as general partner for limited partnerships that are record owners of the Securities. No one limited partnership owns more than 5% of the Securities.

          MLCC is a wholly-owned subsidiary of MLIBK, which is a wholly-owned subsidiary of ML Group. Each of MLCC and MLIBK are record owners of less than 5% of the Securities.

          Those partnerships that are the record owners of the Securities and MLCC and MLIBK may be deemed to be a group and therefore may be deemed to beneficially own all of the Securities held by the group, which constitute 38.78% of the outstanding Securities. Consequently, each of the general partners of the partnerships and their parent corporations may also be deemed to beneficially own all of the Securities held by the group. Each of the entities disclaims beneficial ownership of the Securities not held of record by it.

                              PAGE 36 OF 42 PAGES

                            EXHIBIT B TO SCHEDULE 13G
                            -------------------------

         ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP
         --------------------------------------------------------------

The following entities may be deemed to be members of a group. All of such entities disclaim membership in such group, except Merrill Lynch Capital Appreciation Partnership No.II, L.P., ML Offshore LBO Partners No. II, Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P. and ML Offshore LBO Partners No. B-IX. See Exhibit A.

Merrill Lynch Capital Appreciation Partnership No. II, L.P.
ML Offshore LBO Partners No. II
Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P.
ML Offshore LBO Partners No. B-IX
ML IBK Positions, Inc.
ML Employees LBO Partnership No. I, L.P.
KECALP 1986 L.P.
KECALP 1989 L.P.
Merrill Lynch Capital Corporation
ML Employees LBO Partnership No. I, L.P.
MLCP Associates L.P. No. II
Merchant Banking L.P. No. IV
ML Venture Partners II, L.P.
ML Oklahoma Venture Partners L.P.

                              PAGE 37 OF 42 PAGES

                                   EXHIBIT C
                                   ---------

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                           MERRILL LYNCH & CO., INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                          ----


                              MERRILL LYNCH & CO., INC.



                              By  /s/ Barry S. Friedberg
                                  ----------------------
                                  Barry S. Friedberg
                                  Executive Vice President

                              PAGE 38 OF 42 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                           MERRILL LYNCH GROUP, INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.
                          ---


                              MERRILL LYNCH GROUP, INC.


                              By:  /s/Rosemary T. Berkery
                                   ----------------------
                                  Rosemary T. Berkery
                                  Vice President

                              PAGE 39 OF 42 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                             ML IBK POSITIONS, INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML IBK Positions, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                          ----


                              ML IBK POSITIONS, INC.



                              By:  /s/James V. Caruso
                                   ------------------
                                  James V. Caruso
                                  Vice President

                              PAGE 40 OF 42 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                                  KECALP INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                          ----


                              KECALP INC.



                              By:  /s/James V. Caruso
                                   ------------------
                                   James V. Caruso
                                   Vice President

                              PAGE 41 OF 42 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                             MERRILL LYNCH MBP INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch MBP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                          ----


                              MERRILL LYNCH MBP INC.



                              By: /s/ James V. Caruso
                                   -------------------
                                  James V. Caruso
                                  Vice President

                              PAGE 42 OF 42 PAGES